Exhibit 10.1

AMENDMENT NO. 2

TO EMPLOYMENT AGREEMENT

The Employment Agreement, dated May 17, 2009 and effective as of February 2, 2009, as amended (hereinafter the “Agreement”), by and between Coventry Health Care, Inc., a Delaware corporation, and Harvey C. DeMovick, is hereby amended by this Amendment No. 2, entered into and effective as of April 30, 2013. Capitalized terms not defined herein have the meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, the Executive and the Company wish to clarify the intended meaning of a provision of the Agreement relating to Mr. DeMovick’s severance payment in the event of a qualifying termination of his employment following a Change in Control.

NOW, THEREFORE, the Company and the Executive hereby amend the Agreement as follows by entering into this Amendment No. 2:

1.	Amendment to the Agreement

Section 4.2(a) of the Agreement is hereby amended and restated as follows:

(a) his then-current Base Salary paid through the date of termination plus a lump sum payment equal to his (x) Base Salary for the year in which the termination occurs for the lesser of one (1) year or the balance of the then-current contract term, and (y) target annual incentive bonus under the Company’s Executive Management Incentive Plan for the year in which the termination occurs;

2.	Effect of the Amendment

Except as and to the extent expressly modified by this Amendment No. 2, the Agreement will remain in full force and effect in all respects.

3.	Counterparts

This Amendment No. 2 may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the day and year first set forth above.

COVENTRY HEALTH CARE, INC.

By:	/s/ Allen F. Wise
Name:	Allen F. Wise
Title:	Chief Executive Officer

HOLDER:

By:	/s/ Harvey C. DeMovick
Name:	Harvey C. DeMovick